EXHIBIT 99.1

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

RICHMOND, INDIANA (November 4, 2019) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced a net loss of $3.3 million for the third quarter of 2019 compared to net income of $335,000 for the second quarter of 2019 and $1.6 million for the three months ended September 30, 2018.  The decrease in earnings in the third quarter of 2019 reflects the contribution to the First Bank Richmond, Inc. Community Foundation (“Community Foundation” or “Foundation”) and corresponding charge of $6.25 million incurred in the quarter.  This resulted in a basic and diluted loss per share of $0.26 for the quarter ended September 30, 2019.  Net loss for the first nine months of 2019 was $1.5 million compared to net income of $4.2 million in the first nine months of 2018.  The decrease in the first nine months of 2019 compared to the same period of 2018 is due to the contribution to the Foundation as well as the adoption of a nonqualified deferred compensation plan in the second quarter of 2019 at a cost of $1.7 million.
Excluding the one-time expenses associated with the Foundation, net income for the three months ended September 30, 2019 would have been $1.7 million, or $0.14 per diluted share.  Excluding the one times expenses associated with the Foundation and the nonqualified deferred compensation plan, net income for the nine months ended September 30, 2019 would have been $4.7 million. Management believes it is appropriate to eliminate these one-time charges as they are not reflective of the Company’s ongoing operations and that the presentation of these adjusted financial measures are more meaningful to investors in evaluating the financial results of the Company.  See the section entitled “Use of Non-GAAP Financial Measures” at the end of this release for a reconciliation of net income.
Effective July 1, 2019, the Company completed its initial public offering in connection with the reorganization from a mutual to a stock holding company form of organization.  The Company sold 13,026,625 shares of common stock at $10.00 per share, for gross offering proceeds of approximately $130.3 million and contributed 500,000 shares and $1.25 million to the Community Foundation.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer of the Company stated, "We are very pleased to report our third quarter results, our first quarter as a public company following our reorganization and listing on the Nasdaq Capital Market. Our earnings were impacted by the one-time contribution to our new charitable foundation created as part of our reorganization to a public company.  We are excited about the impact our foundation can have on the communities we serve.  Our strategy moving forward is to continue to leverage the capital raised in a safe and disciplined way, allowing for sustained growth in order to create maximum value for our shareholders.”

Mr. Kleer further stated, "As we disclosed on our prospectus relating to our initial public offering, we are evaluating options to terminate our participation in our multiemployer defined benefit pension plan, which will require us to pay an amount based on the underfunded status of the plan, referred to as a withdrawal liability.  Our actual termination expense, when termination of the plan is probable, may be higher or lower than the estimate provided in our initial public offering depending on a number of factors, including but not limited to the interest rate environment and the valuation of plan assets as of the date of termination."

Balance Sheet Summary

Total assets increased $106.7 million, or 12.6%, to $956.3 million at September 30, 2019 from $849.6 million at December 31, 2018, driven by a $40.0 million, or 6.1%, increase in the loan and lease portfolio, net of allowance for loan and lease losses, a $41.5 million, or 28.9%, increase in investment securities and a $26.4 million, or 176.4%, increase in cash and cash equivalents. The increase in assets was funded with the proceeds received by the Company in connection with the initial public offering.  Most of the growth in the loan portfolio occurred in the commercial real estate and multi-family portfolios.

The allowance for loan and lease losses increased $1.3 million, or 23.1%, to $6.9 million at September 30, 2019 from $5.6 million at December 31, 2018, primarily as a result of increased commercial real estate and multi-family loan activity.  At September 30, 2019, the allowance for loan and lease losses totaled 0.98% of total loans and leases outstanding compared to 0.85% at December 31, 2018.  Net charge-offs during the first nine months of 2019 were $419,000, or 0.08% of average loans and leases outstanding compared to $521,000, or 0.09% of average loans and leases outstanding during the first nine months of 2018.

Total deposits decreased $12.8 million, or 2.1%, to $607.8 million at September 30, 2019 from $620.6 million at December 31, 2018. This decrease in deposits primarily was due to customer’s using their funds on deposit with the Bank to purchase stock in the Company’s initial public offering.  Brokered deposits decreased $58.6 million during the first nine months of 2019. At September 30, 2019, brokered deposits totaled $65.9 million, or 10.8 % of total deposits, compared to $124.5 million, or 15.0% of total deposits at December 31, 2018. This decrease was partially offset by an increase in retail certificates of deposit of $39.8 million from December 31, 2018 to September 30, 2019.

Stockholders’ equity totaled $200.4 million at September 30, 2019, an increase of $114.5 million from December 31, 2018. The increase in stockholders’ equity was the result of the completion of the Company’s initial public offering and a $4.0 million reduction in accumulated other comprehensive loss, partially offset by a net loss of $1.5 million.  First Bank Richmond’s tangible common equity ratio and its risk-based capital ratios exceeded “well-capitalized” levels as defined by all regulatory standards as of September 30, 2019.

Income Statement Summary

Net interest income before the provision for loan and lease losses increased $969,000, or 14.0%, to $7.9 million in the third quarter of 2019 compared to $6.9 million in the third quarter of 2018.  Net interest income before provision for loan and lease losses increased $2.2 million, or 10.8%, to $22.5 million in the first nine months of 2019 compared to $20.3 million in the first nine months of 2018.  These increases primarily were due to increases in average interest-earning assets during the three and nine months ended September 30, 2019 compared to the comparable periods in 2018.  Net interest margin was 3.31% for the third quarter of 2019 compared to 3.59% for the third quarter of 2018 and was 3.34% for the nine months ended September 30, 2019 compared to 3.57% during the same period in 2018.

The provision for loan and lease losses for the three months ended September 30, 2019 totaled $705,000, a $255,000, or 56.7%, increase over the $450,000 recorded in the three months ended September 30, 2018.  The provision for loan and lease losses for the nine months ended September 30, 2019 totaled $1.7 million compared to $1.4 million for the nine months ended September 30, 2018, a $365,000, or 27.0%, increase. The higher provisions were due to the overall increase in the size of the loan portfolio, primarily commercial real estate and construction and development loans, as well as a reflection of the overall slowing economy.  Net charge-offs during the third quarter of 2019 were $90,000, compared to net charge-offs of $454,000 in the third quarter of 2018.  Net charge-offs during the first nine months of 2019 were $419,000, compared to net charge-offs of $521,000 in the first nine months of 2018.

Total noninterest income increased $141,000, or 14.0%, to $1.1 million for the three months ended September 30, 2019, compared to $1.0 million for the same period in 2018.  A gain on sale of securities of $22,000 was recorded for the three months ended September 30, 2019, compared to no gain recognized in the same period in 2018.  Gain on sale of loans and leases increased $77,000, or 49.7%, to $232,000 for the three months ended September 30, 2019 compared to $155,000 for the three months ended September 30, 2018 as a result of an increase in mortgage banking activity during the period.  Other loan fees increased $108,000 during the third quarter of 2019 compared to the third quarter of 2018.  Other income decreased $85,000, or 39.7%, to $129,000 for the three months ended September 30, 2019 compared to $214,000 for the three months ended September 30, 2018.

Total noninterest income increased $205,000, or 7.5%, to $3.0 million for the nine months ended September 30, 2019, compared to $2.7 million for the same period in 2018. The increase was primarily driven by other loan fees, gains on sale of securities and gain on sale of loans and leases increasing $278,000 in the aggregate over the nine months ended September 2018.   These increases were partially offset by lower service charges on deposit accounts and other income, which decreased $166,000 compared to the first three quarters of 2018.

Total noninterest expense increased $7.0 million to $12.5 million during the three months ended September 30, 2019, compared to the same period in 2018.  Of the $7.0 million increase, $6.25 million was attributable to the contribution to the Foundation.  Excluding the expense associated with the contribution to the Foundation, noninterest expense increased $769,000 in the third quarter of 2019 compared to the same period in 2018.  Salaries and employee benefits increased $424,000, or 12.4%, in the third quarter of 2019 compared to the third quarter of 2018 due to merit increases and higher related benefits.  The higher related benefits included a $135,000 increase in pension expense and a $121,000 increase related to our newly implemented Employee Stock Ownership Plan in the third quarter of 2019 compared to the same period in 2018.  The defined benefit plan was frozen effective October 1, 2019 and we are currently evaluating options to terminate the plan which will reduce expenses associated with the pension plan in the future.  Data processing fees increased $97,000 during the three months ended September 30, 2019 compared to September 30, 2018, primarily attributable to higher transaction volume and additional services utilized from the Company’s IT provider.  FDIC assessment expense decreased $148,000 in the third quarter of 2019 compared to the third quarter of 2018 as the Bank paid no deposit insurance assessment.  This was the result of the Deposit Insurance Fund (“DIF”) achieving a specified ratio of eligible deposits and banks with less than $10 billion in assets receiving credit for previous assessments paid.  The Bank has $36,000 in small bank credits on future assessments remaining as of September 30, 2019, which may be recognized in future periods when allowed for by the FDIC upon insurance fund levels being maintained.  Legal and professional fees increased $164,000 in the third quarter of 2019 compared to the same period in 2018 primarily as a result of our reorganization from the mutual to stock holding company form of organization.  Advertising expenses increased $75,000 for the three months ended September 30, 2019 compared to the three months ended September 30, 2018.  Loan tax and insurance expense also increased $75,000 in the third quarter of 2019 compared to the same period in 2018.

Total noninterest expense increased $9.4 million, or 57.3%, to $25.9 million during the nine months ended September 30, 2019, compared to the same period in 2018, which included the $6.25 million charge attributable to the contribution to the Community Foundation and the $1.7 million charge related to the adoption of a nonqualified deferred compensation plan during the period.  Excluding the expenses associated with these two non-recurring expenses, noninterest expense increased $1.5 million during the nine months ended September 30, 2019 compared to the same period in 2018.  Salaries and employee benefits increased $2.4 million, or 23.0%, in the first nine months of 2019 compared to the first nine months of 2018, primarily due to the adoption of the nonqualified deferred compensation plan in the second quarter of 2019.  Merit increases and higher related benefits accounted for the remainder of the increase.  Excluding the nonqualified deferred compensation plan expense, salaries and employee benefits increased $662,000, or 6.4%, in the first nine months of 2019 compared to the same period in 2018.  Data processing fees increased $191,000, while Federal Deposit Insurance Corporation (“FDIC”) assessments decreased $117,000, or 27.0%, during the nine months ended September 30, 2019 compared to September 30, 2018.  The increase in data processing fees was a result of higher transaction volume and services while the decrease in FDIC assessments was attributable to the credit received in the third quarter of 2019.   Legal and professional fees also increased $388,000 in the first nine months of 2019 compared to the same period in 2018 for the reasons discussed above.   Loan tax and insurance expense increased by $28,000 during the nine months ended September 30, 2019 compared to the same period in 2018 due to a recovery of $84,000 in property taxes in 2018.

Income tax expense decreased by $1.3 million, during the three months ended September 30, 2019, compared to the same period in 2018.  Income tax expense decreased by $1.6 million during the nine months ended September 30, 2019, compared to the same period in 2018. These decreases in income tax expense were due to pre-tax income decreasing during the 2019 periods compared to the same periods in 2018.  Pre-tax income decreased for the three and nine months ended September 30, 2019 due to the contribution to the Community Foundation in the third quarter of 2019 and the adoption of a nonqualified deferred compensation plan during the second quarter of 2019.

About Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

SELECTED OPERATIONS DATA:

Interest income	$10,807,090	$8,971,447	$30,962,488	$25,729,537
Interest expense	2,897,957	2,031,418	8,450,944	5,428,067
	7,909,133	6,940,029	22,511,544	20,301,470
Provision for loan and lease losses	705,000	450,000	1,715,000	1,350,000
Net interest income after provision for loan losses	7,204,133	6,490,029	20,796,544	18,951,470
Noninterest income	1,147,096	1,006,267	2,951,456	2,746,726
Noninterest expense	12,499,764	5,481,207	25,908,761	16,469,492
Income before income tax expense	(4,148,535)	2,015,089	(2,160,761)	5,228,704
Income tax expense (benefit)	(898,200)	394,700	(617,800)	1,021,300
Net income (loss)	(3,250,335)	1,620,389	(1,542,961)	4,207,404

Average Shares Outstanding	12,473,821	N/A	12,473,821	N/A
Earnings (Loss) Per Share for period July 2, 2019 to September 30, 2019
Basic	$(0.26)	N/A	$(0.26)	N/A
Diluted	$(0.26)	N/A	$(0.26)	N/A

	September 30,	December 31,
	2019	2018
	(Unaudited)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$956,220,017	$849,618,363
Cash and cash equivalents	41,377,246	14,971,170
Investment securities	185,019,031	143,562,461
Loans and leases, net of allowance for losses	694,744,985	654,755,066
Premises and equipment, net	14,014,239	14,025,476
Federal Home Loan Bank stock	7,600,400	6,560,600
Other assets	13,464,116	15,743,590
Deposits	607,808,077	620,636,820
Borrowings	141,000,000	136,100,000
Total stockholders' equity	200,353,905	85,832,032

ASSET QUALITY RATIOS:

Allowance for loan and lease losses to total loans and leases	0.98%	0.85%
Allowance for loan and lease losses to non-performing loans and leases	166.90%	122.40%
Nonperforming loans and leases to total loans and leases	0.59%	0.69%
Nonperforming assets to total assets	0.44%	0.56%
Net charge-offs (annualized) to average loans and leases outstanding	0.08%	0.14%

Use of Non-GAAP Financial Measures

NON-GAAP RECONCILIATIONS:
($ in thousands, except EPS, shares)	3Q 2019	Adjustments	Adjusted 3Q 2019

Net interest income and noninteest income	$9,056	$-	$9,056
Less: Provision for loan and lease losses	(705)	-	(705)
Less: Noninterest expenses	(12,499)	6,250	(6,249)
Income (loss) before income taxes	(4,148)	6,250	2,102
Income taxes (benefit)	(898)	1,313	415
Net income (loss)	(3,250)	4,937	1,687

Average Shares Outstanding	12,473,821		12,473,821
Earnings (Loss)Per Share for period July 2, 2019 to September 30, 2019
Basic	$(0.26)		$0.14
Diluted	$(0.26)		$0.14

($ in thousands, except EPS, shares)	YTD	Adjustments	AdjustedYTD

Net interest income and noninterest income	$25,463	$-	$25,463
Less: Provision for loan and lease losses	(1,715)	-	(1,715)
Less: Noninterest expenses	(25,909)	7,952	(17,957)
Income (loss) before income taxes	(2,161)	7,952	5,791
Income taxes (benefit)	(618)	1,754	1,136
Net income (loss)	(1,543)	6,198	4,655

Contacts

Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Chief Financial Officer
(765) 962-2581